Exhibit 3.3

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:32 PM 12/23/2021

FILED 06:32 PM 12/23/2021

SR 20214210095 – File Number 7130337

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

DOT Therapeutics-1, Inc.

DOT Therapeutics-2, Inc.

(Delaware corporations)

INTO

Day One Biopharmaceuticals, Inc.

(a Delaware corporation)

Pursuant to Section 253 of the General Corporation Law

of the

State of Delaware (the “Delaware General Corporation Law”)

Charles N. York II certifies that:

1.
He is the Chief Operating Officer and Chief Financial Officer of Day One Biopharmaceuticals, Inc., a Delaware corporation (the “Company”).
2.
The Company owns 100% of the outstanding shares of capital stock of the following corporations incorporated under the laws of Delaware (each, a “Subsidiary,” and collectively, the “Subsidiaries”):

DOT Therapeutics-1, Inc.

DOT Therapeutics-2, Inc.

3.
The Board of Directors of the Company (the “Board”), at a meeting held on December 8, 2021, duly adopted the following resolutions:

WHEREAS, each of DOT Therapeutics-1, Inc., a Delaware corporation, and DOT Therapeutics-2, Inc., a Delaware corporation (collectively, the “Subsidiaries”) are wholly-owned subsidiaries of the Company; and

WHEREAS, the Board has determined that it is desirable and in the best interests of the Company to merge each of the Subsidiaries with and into the Company pursuant to a statutory short-form merger (each, a “Merger,” and collectively, the “Mergers”) pursuant to the provisions of Section 253 of the Delaware General Corporation Law, with the Company to be the surviving corporation of the Mergers.

NOW, THEREFORE, BE IT RESOLVED, that the Mergers are hereby approved, and that, pursuant to Section 253 of the Delaware General Corporation Law, effective as of 11:59 PM on December 31, 2021, the Company shall merge each Subsidiary with and into the Company with the Company being the surviving corporation of each Merger and, upon the effectiveness of the Mergers, the Company will acquire all the assets and properties and assume all of the liabilities and obligations of the Subsidiaries.

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed, on behalf of the Company, to cause the Company to execute, deliver and file one or more Certificates of Ownership and Merger with the Delaware Secretary of State, and to execute, deliver and file such additional documents (including but not limited to assumptions of franchise or other tax liability of the Subsidiaries) or perform such acts as are determined to be necessary or appropriate to carry out the Merger as described above at the appropriate time as determined by such officers.

RESOLVED FURTHER, that the officers of the Company, and each of them acting without the others, are hereby authorized and directed to take such further actions, and to execute and deliver such further documents as they may deem to be necessary, advisable or appropriate to carry into effect the purposes and intent of the foregoing resolutions.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by an authorized officer this 22nd day of December, 2021.

By:	/s/ Charles N. York II
Name:	Charles N. York II
Title:	Chief Operating Officer and Chief Financial Officer

[SIGNATURE PAGE TO CERTIFICATE OF OWNERSHIP AND MERGER]